Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227612

The Lord Abbett Family of Funds1

Supplement dated September 15, 2021

to the Statements of Additional Information

References throughout the Funds’ statements of additional information are amended to reflect the following changes in the composition of the Boards of Directors/Trustees of the Funds (collectively, the “Board”):

  The Board has appointed Lorin Patrick Taylor Radtke and Leah Song Richardson to serve on the Board effective September 27, 2021 as independent Directors/Trustees of the Funds. Mr. Radtke will serve on the Audit, Contract, Nominating and Governance, and Compensation Committees. Ms. Richardson will serve on the Audit, Contract, Nominating and Governance, and Compensation Committees. The following information about Mr. Radtke and Ms. Richardson is added to the Funds’ statements of additional information:
Name (Year of Birth)	Position Held	Year Elected as Board Member	Principal Occupation(s) During Past 5 Years	Other Directorships Held During Past 5 Years
Independent Board Members
Lorin Patrick Taylor Radtke (1968)	Board Member	2021	Partner and Co-Founder of M Seven 8 Partners LLC, a venture capital firm (since 2016). Formerly partner, Goldman Sachs.	Currently serves as director of Assured Guaranty (2021 – Present).
Leah Song Richardson (1966)	Board Member	2021	President of Colorado College (since 2021) and was formerly Dean at University of California, Irvine – School of Law (2017 – 2021) and formerly Professor of Law at University of California, Irvine (2014 – 2017).	None

Qualifications of Board Members

Independent Board Members:

  Lorin Patrick Taylor Radtke. Board tenure with the Funds (since 2021), financial services industry experience, entrepreneurial background, corporate governance experience, legal and regulatory experience, technology experience, marketing experience, and civic/community involvement.

  Leah Song Richardson. Board tenure with the Funds (since 2021), chief executive officer experience, legal and regulatory experience, service in academia, strategic budgeting experience, fiduciary responsibility experience, and civic/community involvement.

Please retain this document for your future reference.

1	When used in this supplement, the term the “Fund” refers to each of the Lord Abbett Funds.